Exhibit 99.2

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

NEWS RELEASE

Date: August 21, 2012

Contact: Peter B. Orthwein or Todd Woelfer

RICHARD E. RIEGEL, III TO LEAVE THOR TO ESTABLISH “AIRSTREAM 2 GO,”

A NEW COMPANY RENTING AIRSTREAM PRODUCTS

Thor Industries, Inc. (NYSE: THO) announced today that Richard E. Riegel, III, Senior Group President, has decided to leave the company to found a new business, “Airstream 2 Go, LLC,” which will rent current model Airstream trailers and tow vehicles to consumers and commercial customers. Mr. Riegel’s resignation from Thor takes effect September 30, 2012, after which he will continue in a consulting role for a period of one year.

Announcing the resignation, Peter B. Orthwein, Thor’s Chairman and Chief Executive Officer stated, “On behalf of everyone at Thor Industries and its subsidiaries, I thank Dicky for his dedication and contributions during his tenure with our Company. He served faithfully in a number of key roles, including President & Chief Executive Officer of Airstream and Chief Operating Officer of Thor. We wish Dicky well in all of his future endeavors and look forward to his new company becoming a customer of Thor and Airstream.”

Reflecting on his years with the Company, Mr. Riegel commented, “As I leave Thor, I have tremendous confidence in the future of the Company, given the strength of its corporate and company management teams, outstanding product array, and its enduring business model which has propelled Thor’s growth for over 30 years. That’s a great feeling for me as a continuing Thor shareholder and as a new customer of the company’s Airstream subsidiary in my new business venture. I thank Peter Orthwein and Thor’s board of directors for the myriad opportunities I have enjoyed at Thor over many years and look forward to expanding upon the excellent relationships I have enjoyed throughout Thor and the entire RV industry as I build my new business, Airstream 2 Go. Further details of the new company will emerge in the coming weeks.”

Thor Industries is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.